Exhibit 3.44

ARTICLES OF INCORPORATION

OF

I, the undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act of 1988, adopt the following Articles of Incorporation for such corporation:

          FIRST:    The name of the corporation is                                  .

          SECOND:    The number of shares the corporation is authorized to issue is One Thousand (1,000) shares of Common Stock, par value $.01 per share.

          THIRD:    The street address of the corporation's initial registered office is c/o CT Corporation System, Kentucky Home Life Building, Louisville, Kentucky 40202, and the name of its registered agent at that office is CT CORPORATION SYSTEM.

          FOURTH:    The mailing address of the corporation's principal office is 906 West Eisenhower Circle, Suite 110, Ann Arbor, Michigan 48103.

          FIFTH:    The name and mailing address of each incorporator is:

NAME	ADDRESS
Alice A. Deck	Four Penn Center Plaza Philadelphia, PA 19103
DATED:
/s/ ALICE A. DECK Alice A. Deck, Incorporator